RVI | Databricks CEO Interview
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Hi, I'm Ali Ghodsi, CEO and co-founder of Databricks.

Our mission is to democratize data and AI for all organizations around the world.

Databricks enables organizations out there, to take all the data that's siloed in different places, and unify it in a central location, and then do governance on it.

What I'm really excited about is how AI is changing all these organizations. It's going to unlock a huge potential when every employee can leverage the data. Today, most people have to rely on a data team, someone that knows actually how to write code. But in the future you'll just be able to speak English or any language and then just talk to your data. And I think that's a huge unlock.

We launched this new category of databases called Lakebase, which disrupts the existing database market and enables organizations to specifically build these databases to be catering agents and AI applications.

A product we launched called Genie that lets you just talk to your data so you can just speak English now and ask any questions you may have from your data inside the organization. It just nails the answers directly.

We are super excited to partner with Robinhood Ventures, and enable retail investors to be part of the Databricks journey.

Robinhood Ventures Fund I ("RVI" or the "Fund") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-290253) with the Securities and Exchange Commission (the "SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVI has filed with the SEC for more complete information about RVI and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVI before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This presentation has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. There can be no assurance that RVI's investment in the company presented herein will be profitable. Past performance is no guarantee of future results. The portion of RVI's portfolio allocated to the company presented herein may fluctuate over time, and therefore the performance of the company presented herein may not bear materially on the performance of RVI. While this presentation includes information from a third-party that RVI believes to be accurate, RVI assumes no responsibility for any statement or opinion in this presentation except as required by law.

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An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss.

RVI is a newly organized, non- diversified closed- end fund investing in a concentrated portfolio of private "Frontier Companies." This investment strategy entails limited information, illiquidity, valuation uncertainty, and risk of loss; shares and the value of the Fund's Net Assets may be volatile and shares may trade at a discount or premium, and exposures may be via illiquid private vehicles with capital calls and extra fees. The Fund may use leverage, has limited operating history, and does not anticipate that it will pay dividends on a quarterly basis or become a predictable distributor of dividends, all of which can reduce or delay returns.

A "Frontier Company" means a private company that, in the Adviser's view, is a best-in-class, growing business operating at the cutting edge of its sector or industry. A company is "best-in-class" if the Adviser believes it has one or more competitive advantages relative to other companies in its sector.

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Robinhood Ventures is the investment adviser for RVI. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC ("RHV" or "Adviser"). RHV is a wholly owned subsidiary of Robinhood Markets, Inc.